Exhibit 4.2
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO PROVINCE OF MANITOBA OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
PROVINCE OF MANITOBA

REGISTERED No. FH-1	4.90% Global Debentures Series FH due December 6, 2016	CUSIP No. 563469 FJ 9
Issue of 4.90% Global Debentures Series FH of Province of Manitoba in the
Principal Amount of Five Hundred Million Dollars (U.S.$500,000,000) in
Lawful Money of the United States of America Payable on December 6, 2016
     PROVINCE OF MANITOBA (hereinafter called the “Province”), for value received, hereby promises to pay to Cede & Co., as nominee of The Depository Trust Company (the “Depositary”), or registered assigns, on the 6th day of December, 2016, the principal sum of Five Hundred Million Dollars (U.S.$500,000,000) in lawful money of the United States of America upon presentation and surrender of this Global Debenture at the office of Citibank, N.A. in the Borough of Manhattan, The City of New York, State of New York, United States of America, and to pay interest thereon in like money at the office of Citibank, N.A. from the 6th day of December, 2006 or the last date to which interest has been paid or duly provided for, whichever is later, such interest to be payable semi-annually at the rate of 4.90% per annum on the 6th day of June and on the 6th day of December in each year, commencing on June 6, 2007 (each such date being an “Interest Payment Date”) until payment of the principal of this Global Debenture shall have been made or duly provided for.
     Interest on this Global Debenture shall be forwarded or caused to be forwarded by the Province to the order of the registered owner of this Global Debenture at the office of Citibank, N.A. in the Borough of Manhattan, The City of New York, State of New York, United States of America. Any such interest will be paid to the person in whose name this Global Debenture is registered at the close of business on the 22nd day of May or the 21st day of November (each such date being a “Regular Record Date”), as the case may be, next preceding the relevant Interest Payment Date. The registered owner hereof or his legal personal representatives will be regarded as exclusively entitled to the principal moneys hereby secured.

     The Debentures of this issue (hereinafter called the “Debentures”) are issued in the form of one or more Global Debentures and rank pari passu with all other debentures, bonds and notes constituting general obligations of the Province without any preference granted by the Province one above the other by reason of priority of date of issue, currency of payment or otherwise.
     This Global Debenture is not subject to redemption prior to maturity at the option of the holder hereof or the Province.
     The principal of this Global Debenture and the interest thereon are free from all or any taxes, duties, charges or impositions now or hereafter imposed by the Government of Manitoba or by any taxing authority in Manitoba under the jurisdiction of the Legislature of the Province, so long as the registered owner of this Global Debenture is not a resident of or domiciled within the Province of Manitoba.
     The principal of and interest on the Debentures shall be paid to any registered owner, who as to Canada or any province, political subdivision or taxing authority therein or thereof is a non-resident, without deduction for or on account of any present taxes or duties of whatsoever nature, imposed or levied by or within Canada, or any province, political subdivision or taxing authority therein or thereof. If the Province shall be required to withhold any taxes or duties from any payments due under the Debentures, the Province shall pay such additional amounts (the “Additional Amounts”) as may be necessary in order that every net payment of the principal of and interest on the Debentures to any such registered owner will be not less than the amount provided for in the Debentures. The Province shall not, however, have any obligation to pay such Additional Amounts on account of any such taxes or duties to which any registered owner is subject otherwise than by reason of his ownership of Debentures or the receipt of income therefrom or which become payable as a result of any Debenture being presented for payment on a date more than thirty days after the date on which the same becomes due and payable, or the date on which payment thereof is duly provided for, whichever is later.
     In the event that (a) the Province shall default in the payment of any principal of, or interest on, any indebtedness for borrowed money as and when the same shall be due and payable, and such default shall continue for a period of fifteen (15) days, or (b) default shall be made in the due performance or observance by the Province of any covenant or agreement contained in the Debentures or in the Order of the Lieutenant Governor in Council of the Province pursuant to which the Debentures were issued, and such default shall continue for a period of sixty (60) days (each such event being an “Event of Default”), then at any time thereafter and during the continuance of such default the registered owner of any Debentures (or its proxy) may deliver or cause to be delivered to the Minister of Finance of the Province at his office in the City of Winnipeg, Province of Manitoba, Canada, a written notice that such owner elects to declare all or a portion of the principal amount of the Debentures held by him (the serial number or numbers of the Global Debentures which represent such Debentures and the principal amount of the Debentures owned by him and the subject of such declaration being set forth in such notice) to be due and payable, and on the thirtieth (30th) day after such notice shall be so delivered to the Minister of Finance, the principal amount of the Debentures referred to in such notice plus accrued interest thereon shall become due and payable at the place for payment herein specified, unless prior to that time all such defaults theretofore existing shall have been cured.
     The Province will cause to be kept at the office of Citibank, N.A. in the Borough of Manhattan, The City of New York, State of New York, United States of America, a register or registers in which shall be entered the names and addresses of the owners of Debentures of this issue and particulars of the Debentures held by them, respectively, and in which transfers of Debentures may be registered.
     This Debenture is a Global Debenture registered in the name of a nominee of the Depositary. This Global Debenture is exchangeable for Debentures registered in the name of a person other than the Depositary or its nominee only in the limited circumstances hereinafter described. Unless and until it is exchanged in whole or in part for certificated Debentures in definitive form, this Global Debenture may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary.
     The Debentures represented by this Global Debenture are exchangeable for certificated Debentures in definitive form of like tenor as such Debentures in denominations of U.S.$1,000 and integral multiples thereof only if (i) the Depositary notifies the Province that it is unwilling or unable to continue as Depositary for this Global Debenture or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, (ii) the Province in its discretion at any time determines not to have all of the Debentures represented by the Global Debenture or (iii) an Event of Default has occurred and is continuing. Any Debenture that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Debentures issuable in authorized denominations and registered in such names as the Depositary shall direct. Certificated Debentures in definitive form may be presented at the office of Citibank, N.A. in The City of New York for registration of transfer (accompanied by a written instrument of transfer in form approved by the Province executed by the registered owner thereof or by his duly authorized attorney or legal representative) or exchanged for other fully registered Debentures of this issue for an equal aggregate principal amount in any authorized denomination or denominations and bearing all unmatured interest obligations, and principal thereof and interest thereon will be payable at such office of Citibank, N.A., as paying agent, provided that interest thereon may be paid by check mailed to the registered holders of the Debentures. Subject to the foregoing, this Global Debenture is not exchangeable, except for a Global Debenture or Global Debentures of this issue of the same principal amount to be registered in the name of the Depositary or its nominee.

     Neither the Province nor any Registrar of the Debentures of this issue shall be bound to see to the execution of any trust affecting the ownership of any Debenture or be affected by notice of any equity that may be subsisting in respect thereof.
     The Province shall not be required to make any exchanges, registrations or transfers of Debentures of this issue within fifteen (15) days prior to an Interest Payment Date.
     The Province agrees to make transfers and exchanges of Debentures of this issue as aforesaid upon compliance by the Debenture owner with such reasonable regulations as may be prescribed by the Province, and without any charge by the Province therefor.
     This Global Debenture shall be governed by and construed in accordance with the laws of the Province of Manitoba and the laws of Canada applicable therein.
     This Global Debenture is issued under the authority of an Order of the Lieutenant Governor in Council of the Province of Manitoba.

     IN WITNESS WHEREOF, the Province has caused the seal of The Department of Finance to be printed hereon and the signature of its Minister of Finance to be affixed hereto and this Global Debenture to be duly countersigned by a person appointed for that purpose by the Lieutenant Governor in Council.

Dated: December 6, 2006
PROVINCE OF MANITOBA
	By:	/s/ Greg Selinger
Minister of Finance

Countersigned by

CITIBANK, N.A.

By:	/s/ Wafaa Orfy

Authorized Signatory